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                          INDEPENDENT AUDITORS' CONSENT

          We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 2-54607 of MFS Series Trust IV, of our reports each dated October 11, 2001, appearing in the annual reports to shareholders of MFS Money Market Fund, MFS Government Money Market Fund, MFS Municipal Bond Fund and MFS Mid Cap Growth Fund for the year ended August 31, 2001, each a series of MFS Series Trust IV, and to the references to us under the headings "Financial Highlights" in each Prospectus and "Independent Auditors and Financial Statements" in each Statement of Additional Information, both of which are part of such Registration Statement.



DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Boston, Massachusetts
December 27, 2001